Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of i) our report dated April 6, 2009 relating to the audit of the consolidated financial statements of Chesapeake Midstream Development, L.P. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, ii) our report dated February 15, 2010 relating to the audit of the balance sheet of Chesapeake Midstream Partners, L.P. as of February 15, 2010, and iii) our report dated February 15, 2010 relating to the audit of the balance sheet of Chesapeake Midstream GP, L.L.C. as of February 15, 2010, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

February 16, 2010